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    RECEIVED                                           FILED
APR 22  10:01 AM '91                                 APR 22 1991
DEPARTMENT OF STATE                               STATE OF COLORADO
 STATE OF COLORADO                               DEPARTMENT OF STATE


                           ARTICLES OF AMENDMENT

                                  TO THE

                         ARTICLES OF INCORPORATION

                                    OF

                     BROWN DISC PRODUCTS COMPANY, INC.


  Pursuant to the provisions of the Colorado Corporation Code, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

  FIRST:      The name of the Corporation is Brown Disc Products Company,
Inc.

  SECOND:     The following amendment was adopted by the board of
directors and shareholders of the Corporation in the manner prescribed by the Colorado Corporation Code on April 20, 1991.

  The Articles of Incorporation shall be amended by striking the existing
Article IV and inserting in lieu thereof the following new Article IV:


                                "ARTICLE IV

                               CAPITAL STOCK

        1.    CAPITAL STOCK.   The aggregate number of shares which
  this corporation shall have authority to issue is Fifty Million (50,000,000) shares of no par value which shall be designated "Common Stock" and Fifty Million (50,000,000) shares of a no par value which shares shall be designated "Preferred Stock". Both the Common Stock and the Preferred Stock may be subdivided and issued in series pursuant to resolutions of the board of directors containing such designations, limitations, rights and




















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  preferences which the board of directors, in its sole discretion, may determine to be appropriate.

        2.    DIVIDENDS.   Dividends  in  cash,  property  or shares
  of the corporation may be paid upon the Common Stock as and when declared by the board of directors in conformance with the resolutions of the board of directors authorizing the issuance of the stock, to the extent and in the manner permitted by law, provided, however, no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall have received any Preferred Stock preferential dividends, if any, to which they are entitled for such year.

        3.    DISTRIBUTION  IN  LIQUIDATION.   Upon any liquidation,
  dissolution or winding up of the corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the corporation shall be distributed, either in cash or in kind, in the order provided herein. Such distributions shall be made first, to the holders of the Preferred Stock until any amounts required to be distributed as a liquidation preference to the holders of the Preferred Stock have been distributed. If the remainder of the assets is insufficient to fully satisfy the liquidation preferences(s) of the Preferred Stock, then those assets shall be distributed pro rata to each series of Preferred Stock beginning with the series having the


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  most superior liquidation preference priority and each series until the remaining assets have been fully distributed. Second, the assets remaining after satisfaction of the liquidation preference(s) of the Preferred Stock shall be distributed pro rata to the holders of the Common Stock, unless otherwise provided in the resolutions of the board of directors authorizing the issuance of the Common Stock in series, in which case the priority for distribution in liquidation established in those resolutions shall be followed.

        4.    VOTING RIGHTS; CUMULATIVE VOTING.   Each outstanding
  share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Cumulative voting shall not be allowed in the election of directors of the corporation. When, with respect to any action to be taken by shareholders of this corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Except as otherwise provided by these


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  Articles of Incorporation or the Colorado Corporation Code, if a
  quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders.

        5.    DENIAL OF PREEMPTIVE RIGHTS.   No holder of any shares
  of the corporation, whether now or hereafter authorized, shall have any preemptive or preferential right to acquire any shares or securities of the corporation, including shares or securities held in the treasury of the corporation.

        6.    TRANSFER RESTRICTIONS.   The corporation shall have
  the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The board of directors is hereby authorized on behalf of the corporation to exercise the corporation's right to so impose such restrictions."


  THIRD:      The number of shares voted  for the amendment was sufficient for approval.

  FOURTH:     Upon the effectiveness of this amendment, each 100
outstanding shares of Common Stock, no par value, shall be combined into one share of Common Stock. No fractional shares or scrip certificates therefore shall be issued to the holders of the presently outstanding Common Stock by reason of the foregoing, but the Corporation shall issue to each holder entitled to a fraction of a share one full share in lieu thereof.


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  FIFTH:      The amendment does not effect a change in the amount of
stated capital of the Corporation.

  DATED:      April 22, 1991.


                                BROWN DISC PRODUCTS COMPANY, INC.

                                By:  /s/ R. E. Rider
                                     ----------------------------
                                     R.E. Rider, President

ATTEST:


/s/ Eva Forsberg-Rider
----------------------------
Eva Forsberg-Rider, Secretary


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